Exhibit 23.5




            Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-51494 pertaining to the Leucadia National Corporation 1999 Stock Option Plan as amended through May 16, 2000, Form S-8 No. 333-143770 pertaining to the Leucadia National Corporation 1999 Stock Option Plan as amended through April 5, 2006, and Form S-3 No. 333-145668) of Leucadia National Corporation and subsidiaries of our reports dated March 19, 2008, with respect to the consolidated financial statements of Pershing Square IV A, L.P. and the financial statements of Pershing Square IV, L.P. for the period from June 1, 2007 (commencement of operations) to December 31, 2007, included in the Annual Report (Form 10-K) of Leucadia National Corporation and subsidiaries for the year ended December 31, 2007.




                                                              /s/ Ernst & Young



March 26, 2008